THERMON REPORTS FOURTH QUARTER FISCAL 2023 RESULTS

Record Revenue, Adjusted EBITDA, and EPS for Fiscal 2023
Accelerating progress of Decarbonization, Digitization and Diversification initiatives
Introducing Fiscal 2024 revenue guidance of $455 - $485 million

AUSTIN, Texas, May 25, 2023 -- Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon"), a global leader in industrial process heating solutions, today announced consolidated financial results for the fourth quarter ("Q4 2023") of the fiscal year ending March 31, 2023 ("Fiscal 2023").

As previously disclosed, the Company expects to complete the withdrawal of operations from Russia (“the Russia Exit”) by the end of the second fiscal quarter of Fiscal 2024, subject to the receipt of the requisite regulatory approvals. The Company has incurred charges in Fiscal 2023 that have written down the Russian entity balance sheet to a nominal amount.

The Company reported GAAP gross profit of $51.5 million for Q4 2023, which was impacted by a benefit of $0.5 million related to the Russia Exit. The Company also reported Q4 2023 GAAP net income of $7.7 million and fully diluted GAAP earnings per share ("EPS") of $0.23, which were adversely affected by charges related to the Russia Exit of $4.5 million or $0.13 EPS, respectively. The Company reported GAAP gross profit of $185.1 million for the year which was impacted by a charge of $4.3 million related to the Russia Exit. The Company also reported GAAP net income of $33.7 million and fully diluted GAAP EPS of $1.00 for Fiscal 2023.

Key highlights for Q4 2023 as compared to the three months ended March 31, 2022 ("Q4 2022") include:

•Produced record revenue of $122.5 million, an increase of 19%, driven by solid growth across all regions

•Realized non-GAAP Adjusted EPS of $0.41, an increase of 33%, largely due to margin improvement and cost control

•Generated Adjusted EBITDA of $25.1 million, an increase of 37%, driven by volume growth and prudent cost management

•Achieved Adjusted Gross Margin of 41.7%, compared to 40.1%, due to increased volume and price realization

•Reached bookings of $132.1 million, an increase of 17%, which represents the highest quarterly bookings since the Company's IPO

Key highlights for Fiscal 2023 as compared to the twelve months ended March 31, 2022 (“Fiscal 2022”) include:

•Produced record revenue of $440.6 million, an increase of 24%, driven by strong demand in North America

•Realized non-GAAP Adjusted EPS of $1.56, an increase of 88%, mainly due to volume and improved margins

•Generated Adjusted EBITDA of $93.3 million, an increase of 60%, driven by volume and improved gross margins

•Achieved Adjusted Gross Margin of 43.0%, compared to 39.4%, improved due to increased volume and price realization

"Thanks to the strong execution by our team, Thermon delivered another quarter of outstanding results, which concluded a record year for revenue, Adjusted EBITDA, and earnings per share performance," said Bruce Thames, President and CEO. "We achieved Adjusted EBITDA margin expansion of 480 basis points and 260 basis points year over year for Fiscal 2023 and Q4 2023, respectively, with strong cash conversion. Robust customer demand in the Western Hemisphere over the course of Fiscal 2023 was a key driver for sales growth, while in the fourth quarter, we saw what we believe to be the beginnings of demand recovery in Asia Pacific. Our book-to-bill ratio was again positive in the quarter, and near historical record backlog grew 5% over prior year."

Thames added, “We are building momentum on executing our strategic plan as we invest for profitable long-term growth through disciplined capital allocation. We are progressing our end market diversification plan, with non-Oil and Gas revenue growth of 13% year over year and climbing to 61% of our total revenues in Fiscal 2023. Our pipeline of decarbonization projects more than doubled, increasing our exposure to high-growth end markets focused on sustainability. We are also seeing an accelerating rate of adoption of our Genesis Network, which is an industry-leading IIoT solution that provides full operational awareness of the heat trace system. I am proud of all that our team accomplished during Fiscal 2023 and look forward to further success in the coming year.”

Financial Highlights	Three Months Ended March 31,			Twelve Months Ended March 31,

Unaudited, in millions, except per share data	2023	2022	% Change	2023	2022	% Change

Sales [1]	$122.5	$102.6	19.4%	$440.6	$355.7	23.9%
Point-in-Time	77.8	62.7	24.1%	277.3	214.8	29.1%
Over Time - Small Projects	18.8	14.3	31.5%	65.4	55.7	17.4%
Over Time - Large Projects	25.9	25.6	1.2%	97.9	85.2	14.9%
Net Income (Loss)	7.7	8.7	(11.3)%	33.7	20.1	67.6%
GAAP EPS	0.23	0.26	(11.5)%	1.00	0.60	66.4%
Adjusted Net Income (Loss) [2]	14.0	10.4	35.0%	52.8	27.9	89.2%
Adjusted EPS [2]	0.41	0.31	32.8%	1.56	0.83	88.4%
Adjusted EBITDA[3]	25.1	18.3	36.8%	93.3	58.5	59.6%

% of Sales:
Point in Time	63.5%	61.1%	240 bps	62.9%	60.4%	250 bps
Over Time - Small Projects	15.3%	13.9%	140 bps	14.8%	15.7%	-90 bps
Over Time - Large Projects	21.1%	25.0%	-390 bps	22.2%	24.0%	-180 bps
Net Income (Loss)	6.3%	8.5%	-220 bps	7.6%	5.7%	190 bps
Adjusted Net Income (Loss) [2]	11.4%	10.1%	130 bps	12.0%	7.8%	420 bps
Adjusted EBITDA [3]	20.5%	17.9%	260 bps	21.2%	16.4%	480 bps

1 Over Time sales were previously reported as a single figure and are now presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million in total revenue, and Over Time - Large Projects are each equal to or greater than $0.5 million in total revenue.
2 Net Income (Loss) after the impact of acquisition costs, restructuring, costs associated with impairment and other charges, amortization of intangible assets, the tax expense/(benefit) for impact of foreign rate increases, and the benefit from the Canadian Emergency Wage Subsidy (the "CEWS") (see table below, “Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS”).
3 See table below, Reconciliation of Net Income to Adjusted EBITDA

Q4 2023 organic sales (excluding revenue contributed by the acquisition of Powerblanket) were $117.0 million as compared to $102.6 million in Q4 2022, an increase of $14.5 million, or 14%. Sales growth in the Western Hemisphere was due to ongoing deferred maintenance activity in upstream and downstream oil markets and investments driven by sustained commodity prices and global demand. Sales attributable to the recent Powerblanket acquisition were $5.4 million, with integration in progress and on schedule.

Backlog was $163.3 million as of March 31, 2023, representing a $7.1 million increase, or 5%, as compared to Q4 2022 backlog of $156.2 million. Orders in Q4 2023 were $132.1 million compared to $113.1 million in Q4 2022, an increase of $19.0 million or 17%.

Balance Sheet, Liquidity and Cash Flow

Thermon continued to maintain a strong balance sheet during Q4 2023. The net debt-to-adjusted EBITDA ratio decreased to 0.8x from 1.5x in the prior year period. Gross outstanding debt decreased 13% year over year. Available liquidity at the end of the quarter totaled $122.3 million, including $35.6 million in cash and cash equivalents and $83.7 million available under credit agreements.

Working capital increased by 14% to $152.4 million during Q4 2023. Capital expenditures during the quarter were $4.3 million, an increase of $2.5 million from the prior year period. Cash from operating activities was $26.1 million and Free Cash Flow was $21.9 million.

Balance Sheet Highlights	Three Months Ended March 31,

Unaudited, in millions	2023		2022			% Change

Cash and Cash Equivalents	$35.6		$41.4			(14.0)%
Total Debt	112.9		129.0			(12.5)%
Net Debt1 / TTM Adjusted EBITDA	0.8	x	1.5	x	(0.7)	x
Working Capital [2]	152.4		133.4			14.2%
Capital Expenditures	4.3		1.8			138.9%
Free Cash Flow [3]	21.9		13.2			65.9%

1 Total company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, Reconciliation of Cash Provided by Operating Activities to Free Cash Flow.

Revised Outlook

Kevin Fox, Thermon's Chief Financial Officer, added, "Based on our continued momentum and investments in our long-term strategy and manufacturing efficiencies, we believe that we can sustain growth in both revenue and earnings for our fiscal year ending March 31, 2024. We expect revenue will be approximately $455 - $485 million, which includes a full twelve months of revenue contribution from the Powerblanket acquisition. We also expect GAAP EPS in Fiscal 2024 to be approximately $1.45-$1.61 per share, with Adjusted EPS to be approximately $1.66-$1.82 per share. We expect continued strength in the Western Hemisphere to lead growth in Fiscal 2024, and Thermon is well positioned to benefit from both tight commodity markets and accelerating, long-term investments in a more digital and lower carbon future."

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Kevin Fox, Senior Vice President and Chief Financial Officer, will discuss Q4 2023 results during a conference call today, May 25, 2023 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(Loss)," “Adjusted Gross Margin,” "Free Cash Flow," “Organic Sales” and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(Loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, the benefit from the CEWS, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income/(loss) before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), costs associated with impairments and other charges, and income related to the CEWS. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings. “Organic Sales” represents revenue excluding the impact of the Company’s May 31, 2022 acquisition of Powerblanket. "Net Debt” represents total outstanding principal debt less cash and cash equivalents on hand.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income/(Loss). Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) Free Cash Flow and Organic Sales should be considered in addition to, and not as substitutes for, income from operations, net income/(loss), net income/(loss) per share, revenue and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income/(Loss) to Adjusted EBITDA," "Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as the anticipated financial performance of our Powerblanket acquisition, our execution of our strategic initiatives, our ability to complete the disposition of our Russian subsidiary and anticipated timing and associated charges and our ability to achieve our financial performance targets for Fiscal 2026 and our Fiscal 2023 full-year guidance. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) the outbreak of a global pandemic, including the current pandemic (COVID-19 and its variants); (ii) general economic conditions and cyclicality in the markets we serve; (iii) future growth of energy, chemical processing and power generation capital investments; (iv) our ability to operate successfully in foreign countries; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy; (xxx) the current geopolitical instability in Russia and Ukraine and related sanctions by the U.S. and Canadian governments and European Union; (xxxi) environmental and health and safety laws and regulations as well as environmental liabilities; and (xxxii) climate change and related regulation of greenhouse gases, and (xxxiii) those factors listed under Item 1A “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2023 and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.
Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox, Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Sales	$122,481	$102,584	$440,590	$355,674
Cost of sales	70,957	61,472	255,465	215,556
Gross profit	51,524	41,112	185,125	140,118
Operating expenses:
Selling, general and administrative expenses	33,957	26,234	117,003	93,054
Deferred compensation plan expense/(income)	291	(327)	(208)	283
Amortization of intangible assets	2,375	2,177	9,447	8,790
Restructuring and other charges/(income)	1,025	—	3,693	(414)
Income/(loss) from operations	13,876	13,028	55,190	38,405
Other income/(expenses):
Interest expense, net	(1,751)	(786)	(5,871)	(5,815)
Other income/(expense)	506	(648)	(86)	(4,165)
Income/(loss) before provision for taxes	12,631	11,594	49,233	28,425
Income tax expense/(benefit)	4,930	2,909	15,567	8,333
Net income/(loss)	$7,701	$8,685	$33,666	$20,092

Net income/(loss) per common share:
Basic income/(loss) per share	$0.23	$0.26	$1.01	$0.60
Diluted income/(loss) per share	$0.23	$0.26	$1.00	$0.60
Weighted-average shares used in computing net income/(loss) per common share:
Basic common shares	33,505	33,355	33,469	33,308
Fully-diluted common shares	33,980	33,705	33,746	33,515

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	March 31, 2023	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$35,635	$41,445
Accounts receivable, net of allowances of $2,682 and $2,177 as of March 31, 2023 and March 31, 2022, respectively	97,627	95,305
Inventories, net	82,132	71,650
Contract assets	16,272	19,626
Prepaid expenses and other current assets	16,138	11,786
Income tax receivable	3,138	4,626
Total current assets	250,942	244,438
Property, plant and equipment, net of depreciation and amortization of $67,450 and $63,954 as of March 31, 2023 and March 31, 2022, respectively	63,288	66,039
Goodwill	219,612	212,754
Intangible assets, net	93,970	94,908
Operating lease right-of-use assets	13,570	10,534
Deferred income taxes	688	1,211
Other non-current assets	7,559	6,785
Total assets	$649,629	$636,669
Liabilities and equity
Current liabilities:
Accounts payable	27,330	33,567
Accrued liabilities	39,364	26,971
Current portion of long-term debt	10,222	7,929
Borrowings under revolving credit facility	14,500	—
Contract liabilities	8,483	8,010
Lease liabilities	3,364	3,624
Income taxes payable	6,809	897
Total current liabilities	$110,072	$80,998
Long-term debt, net of current maturities and deferred debt issuance costs and debt discounts of $429 and $640 as of March 31, 2023 and 2022, respectively	87,710	120,431
Deferred income taxes	12,084	17,943
Non-current lease liabilities	12,479	9,659
Other non-current liabilities	8,296	8,434
Total liabilities	$230,641	$237,465
Equity
Common stock: $.001 par value; 150,000,000 authorized; 33,508,076 and 33,364,722 shares issued and outstanding at March 31, 2023 and March 31, 2022, respectively	$33	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	239,860	234,549
Accumulated other comprehensive loss	(58,100)	(38,906)
Retained earnings	237,195	203,528
Total equity	$418,988	$399,204
Total liabilities and equity	$649,629	$636,669

Thermon Group Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Twelve Months Ended March 31,
	2023	2022
Operating activities
Net income/(loss)	$33,666	$20,092
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	19,231	20,205
Amortization of debt costs	317	596
Loss on extinguishment of debt	—	2,569
Impairment of property, plant and equipment	298	—
Stock compensation expense	5,954	3,803
Deferred income taxes	(4,562)	(1,648)
Reserve for uncertain tax positions, net	36	77
(Gain)/Loss on long-term cross currency swap	—	(774)
Remeasurement (gain)/loss on intercompany balances	(914)	(247)
Loss on sale of business, net of cash surrendered	—	306
Changes in operating assets and liabilities:
Accounts receivable	(2,912)	(21,739)
Inventories	(8,839)	(8,598)
Contract assets	4,051	(3,292)
Other current and non-current assets	57	(2,891)
Accounts payable	(7,119)	13,752
Accrued liabilities and non-current liabilities	11,147	2,227
Income taxes payable and receivable	7,303	4,316
Net cash provided by/(used in) operating activities	$57,714	$28,754
Investing activities
Purchases of property, plant and equipment	(9,453)	(5,220)
Sale of rental equipment	197	689
Cash paid for acquisitions, net of cash acquired	(35,299)	—
Net cash provided by/(used in) in investing activities	$(44,555)	$(4,531)
Financing activities
Proceeds from Term Loan A	—	139,793
Payments on Term Loan A	(27,180)
Proceeds from revolving credit facility	34,500	18,459
Payments on revolving credit facility	(20,000)	(170,780)
Issuance costs associated with debt financing	—	(1,265)
Lease financing	(142)	(155)
Issuance of common stock including exercise of stock options	—	97
Repurchase of employee stock units on vesting	(643)	(673)
Net cash provided by/(used in) financing activities	$(13,465)	$(22,658)
Less: Net change in cash balances classified as assets held-for-sale	(3,939)	—
Effect of exchange rate changes on cash and cash equivalents	(1,166)	(84)
Change in cash and cash equivalents	(5,411)	1,481
Cash, cash equivalents and restricted cash at beginning of period	43,931	42,450
Cash, cash equivalents and restricted cash at end of period	$38,520	$43,931

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
GAAP Net income/(loss)	$7,701	$8,685	$33,666	$20,092
Interest expense, net	1,751	786	5,871	5,815
Income tax expense/(benefit)	4,930	2,909	15,567	8,333
Depreciation and amortization expense	4,674	4,856	19,231	20,205
EBITDA (non-GAAP)	$19,056	$17,236	$74,335	$54,445
Stock compensation expense	1,516	1,104	5,954	3,803
Transaction-related costs	209	—	335	—
Restructuring and other charges/(income)	1,025	—	3,693	(414)
Other impairment charges/(income)	3,279	—	8,945	—
Loss on debt extinguishment	—	—	—	2,569
Canadian Emergency Wage Subsidy	—	—	—	(1,952)
Adjusted EBITDA (non-GAAP)	$25,085	$18,340	$93,262	$58,451
Adjusted EBITDA %	20.5%	17.9%	21.2%	16.4%

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS
(Unaudited, in thousands except per share amounts)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
GAAP Net income/(loss)	$7,701	$8,685	$33,666	$20,092
Transaction-related costs	209	—	335	—	Operating expense
Amortization of intangible assets	2,375	2,177	9,447	8,790	Intangible amortization
Restructuring and other charges/(income)[1]	1,025	—	3,693	(414)	Operating expense
Impairments and other charges/(income)[1]	3,279	—	8,945	—	Cost of Sales and Operating expense
Tax expense/(benefit) for impact of foreign rate adjustments	—	—	—	505	Tax expense
Withholding tax on dividend related to debt amendment	—	—	—	301	Tax expense
Loss on extinguishment of debt	—	—	—	2,569	Other income/(expense)
Canadian Emergency Wage Subsidy	—	—	—	(1,952)	Cost of Sales and Operating expense
Tax effect of adjustments	(598)	(500)	(3,307)	(1,999)
Adjusted Net Income/(Loss) (non-GAAP)	$13,991	$10,362	$52,779	$27,892

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.41	$0.31	$1.56	$0.83

Fully-diluted common shares	33,980	33,705	33,746	33,515

1 Charges related to the the Russia Exit

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Cash provided by/(used in) by operating activities	$26,109	$15,008	$57,714	$28,754
Cash provided by/(used in) by investing activities	(4,246)	(1,846)	(44,555)	(4,531)
Cash provided by/(used in) by financing activities	(20,194)	(5,371)	(13,465)	(22,658)

Cash provided by operating activities	$26,109	$15,008	$57,714	$28,754
Less: Cash used for purchases of property, plant and equipment	(4,280)	(2,300)	(9,453)	(5,220)
Plus: Sales of rental equipment	34	454	197	689
Free cash flow provided (non-GAAP)	$21,863	$13,162	$48,458	$24,223

Thermon Group Holdings, Inc.
Reconciliation of Gross Profit to Adjusted Gross Profit
(Unaudited, in thousands)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
GAAP Gross profit	$51,524	$41,112	$185,125	$140,118
Plus: Impairments and other charges/(income)[1]	(506)	—	4,325	—
Adjusted Gross Profit	51,018	41,112	189,450	140,118

% of Sales
GAAP Gross profit	42.1%	40.1%	42.0%	39.4%
Adjusted gross profit	41.7%	40.1%	43.0%	39.4%

1 Charges related to the Russia Exit